AMENDMENTS TO BYLAWS


ARTICLE II, Section 1:


1. Powers of Directors. The property, business and affairs of the corporation shall be managed by the Board of Directors which may exercise all the powers of the corporation except such as are by the law of the State of Delaware or the Certificate of Incorporation or these By-Laws required to be exercised or done by the stockholders;


ARTICLE II, Section 2:

2. Number, Classes, Election, Terms of Office of Directors, Majority of Independent Directors. The number of directors which shall constitute the Board shall be fixed by resolution of the Board from time to time. The directors shall be divided, equally or as nearly equal in number as possible, into three classes each of which shall serve for a term of three years. The number of directors may be changed by resolution of a majority of the entire Board, but no decrease may shorten the term of any incumbent director. Until August 5, 1999, at each meeting of stockholders at which directors are elected, persons will be elected so that a majority of the directors comprising the Board after such election shall be independent. Directors shall be elected by a plurality of the votes cast and shall hold office until the next annual meeting of stockholders at which his or her class of directors is to be elected and until his or her successor is elected and qualified. Directors need not be stockholders. As used in these By-Laws, the term "entire Board" means the total number of directors which the corporation would have if there were no vacancies on the Board;



ARTICLE II, Section 3:

3. Vacancies on Board of Directors;  Removal.

(a) Any director may resign his or
her office at any time by delivering his or her resignation in writing to the Chairman of the Board, Chief Executive Officer, President or Secretary of the corporation. It will take effect at the time specified therein or, if no time is specified, it will be effective at the time of its receipt by the corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

  (b) Any  vacancy,  or newly
created directorship resulting from any increase in the authorized number of directors, may be filled by a person or persons, as required, by the vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and any director so chosen shall hold office until the next annual meeting of stockholders at which his or her class of directors is to be elected and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal; provided, however, that, until August 5, 1999, if an independent director resigns, dies or becomes physically or mentally incapacitated so as to be unable to serve as a director, thereby resulting in a circumstance in which the majority of the Board no longer consists of independent directors, the Board shall have a period which is the longer of (i) four months from the date such vacancy is created and (ii) four months from August 5, 1996 to appoint a new, independent person to the vacated directorship; and provided further, that any newly created directorship resulting from any increase in the authorized number of directors must be filed by

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an independent  person if necessary to maintain a Board  comprised of a majority of independent directors.

ARTICLE II, Section 6

                  6. (a) The Board of Directors shall maintain an audit committee whose responsibilities shall include, in addition to such other duties as the Board may specify, (i) recommending to the Board the appointment of independent accountants; (ii) reviewing the timing, scope and results of the independent accountants' audit examination and the related fees; (iii) reviewing periodic comments and recommendations by the Company's independent accountants, and the Company's responses thereto; (iv) reviewing the scope and adequacy of internal accounting controls and internal auditing activities; and (v) reviewing and making recommendations to the Board with respect to significant changes in accounting policies and procedures. The audit committee shall be comprised of persons that are members of the Board of Directors and, until August 5, 1999 the majority of such committee's members shall be independent.

(b) The Board of Directors shall maintain a compensation committee whose responsibilities shall include, in addition to such other duties as the Board may specify, (i) reviewing and recommending to the Board the salaries, compensation and benefits of the executive officers and key employees of the Company, (ii) reviewing any related party transactions on an ongoing basis for potential conflicts of interest and (iii) administering the Company's stock option plans. The compensation committee shall be comprised of persons that are members of the Board of Directors and, until August 5, 1999 the majority of such committee's members shall be independent. Until August 5, 1999, absent the approval of a majority of the independent members of the compensation committee, the Company shall not enter into any material transaction with any director or affiliate of any director of the Company. Further, the Board of Directors, standing alone, or through the compensation committee, shall not grant any stock options to any officers, employees or directors of the Company after August 5, 1996 and prior to August 5, 1999 which are exercisable at a price below the closing public trading price of the stock of the Company on the trading day immediately preceding the date the corporation first agrees to make such options available.

(c) The Board of Directors shall maintain a nominating committee whose responsibility shall be to consider and select candidates to stand as the nominees of the Board of Directors for election as directors at each meeting of stockholders at which directors will be elected. The nominating committee shall be comprised of persons that are members of the Board of Directors and, until August 5, 1999, the majority of such committee's members shall be independent.


(d) The Board may, by resolution or resolutions passed by a majority of the entire Board, designate one or more additional committees. Each committee, including the corporation's audit, compensation and nominating committees shall consist of two or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, subject to the limitations with respect to independent directors set forth in this subsection. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any such meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member; provided, however, that only an independent director may serve as an alternate for or replacement of another independent director.

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(e)  Committees,  to the extent  provided in the resolution or resolution of the
Board, or in these By-Laws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power of authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and unless the resolution, these by-laws, or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

ARTICLE VII:

                                                ARTICLE VII

                                           CONTROL OVER BY-LAWS

                  Subject to the provisions of the Certificate of Incorporation and the provision of the General Corporation Law, the power to amend, alter or repeal these bylaws and to adopt new By-Laws may be exercised by the Board of Directors or by the stockholders of the corporation; provided, however, that Sections 1, 2, 3 and 6 of Article II and this Article VII shall be amended, altered or repealed only by the affirmative vote of the outstanding shares entitled to vote thereon.